SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2001

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

United Bancshares, Inc. announced today its earnings for the quarter ended June 30, 2001. It also announced that the Board of Directors declared a third quarter dividend of $.11 per share, payable September 14, 2001 to shareholders of record on August 31, 2001.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1	Press Release dated July 24, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.
Date: July 24, 2001	By: /s/ E. Eugene Lehman
E. Eugene Lehman, President/CEO

Exhibit 99.1

United Bancshares, Inc. (Nasdaq: UBOH - news), a $389 million bank holding company headquartered in Columbus Grove, Ohio, today announced second-quarter 2001 earnings of $865,000, or 22 cents in diluted earnings per share, compared to $507,000, or 21 cents for the second quarter of 2000.

The Board of Directors of United declared a third quarter dividend of $0.11 per share, payable September 14, 2001 to shareholders of record on August 31, 2001.

Year-to-date earnings were $1,252,000, or 37 cents in diluted earnings per share, compared to $1,037,000, or .43 cents, for the same period in 2000.

For the second quarter, return on assets was 0.88 percent compared to the 0.85 percent reported for the same period in 2000 while return on average shareholders' equity was 10.1 percent compared to 11.9 percent in 2000. Year-to-date return on assets was 0.73 percent, compared to 0.88 percent in 2000 while return on average shareholders' equity was 8.6 percent compared to 11.8 percent in 2000.

The Company recorded net interest income of $3.2 million in the second quarter of 2001, compared to $2.1 million for the same period of 2000. For the first six months of 2001, net interest income was $5.4 million compared to $4.3 million for the comparable period of 2000. The acquisition of Citizens Bank of Delphos was effective March 1, 2001 and was recorded as a purchase. Accordingly, only the results from that point forward are included in these consolidated financial statements. The fully taxable net interest margin was 3.56% for the second quarter of 2001, compared to 4.06% for the same period of 2000. For the first six months of 2001, the fully taxable net interest margin was 3.47% compared to 4.13% for the same period of 2000. The majority of the decline in both periods resulted from the inclusion of the assets and liabilities from the Citizens Bank of Delphos acquisition.

Non-Interest Income in the second quarter and first half of 2001 was $425 thousand and $856 thousand respectively compared to $252 thousand and $487 thousand for the same periods last year. During the fourth quarter of 2000, the Company commenced recognizing service assets acquired through sale of mortgage loans. Prior periods were not restated to reflect the recognition of service assets since the impact of the change did not have a material impact on operating results as a whole. As a result, the second quarter and first half of 2001 reflect $112 thousand and $286 thousand respectively compared to $32 thousand and $60 thousand for the same periods in 2000 as income arising from gains from sales of loans and the related servicing income. As previously mentioned, Citizens Bank of Delphos was acquired on March 1, 2001 and accounted for as a purchase. Since the adjusted book value of net assets acquired was in excess of the market value of consideration paid, this gave rise to a deferred intangible credit that is being amortized and recognized as income over a ten-year period. For the second quarter and first half of 2001 respectively, this amounted to $66 thousand and $92 thousand respectively and is reflected in Other Income under Non-Interest Income. Since the purchase occurred in 2001, there is no income in 2000 for the corresponding periods.

Non-Interest Expenses were $2.4 million for the second quarter of 2001 and $4.5 million for the first half of 2001. These amounts compare to $1.6 million and $3.2 million for the corresponding periods of 2000. The majority of the increase is attributable to the acquisition of Citizens Bank of Delphos. Since this acquisition was accounted for as a purchase, prior periods do not reflect activity for this subsidiary. Thus, 2001 periods contain expenses attributable to this subsidiary while 2000 periods reflect nothing for Citizens.

This release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2000 Form 10-K.

Unaudited financial information as of and for the three and six month periods ended June 30, 2001 and 2000 are presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement
(in thousands)	2001	2000	2001	2000
Interest Income
Interest and fees on loans	$6,221	$3,832	$10,875	$7,454
Interest on investment securities
Taxable	714	444	1,287	911
Tax-exempt	264	335	538	678
Interest on federal funds sold	156	29	290	48
Total Interest Income	7,355	4,640	12,990	9,091

Interest Expense
Interest on deposits	3,429	2,113	6,188	4,099
Interest on borrowed funds	722	408	1,380	729
Total Interest Expense	4,151	2,521	7,568	4,828

Net Interest Income	3,204	2,119	5,422	4,263
Provision for loan losses	98	102	136	215
Net Interest Income after provision
for loan losses	3,106	2,017	5,286	4,048

Non-Interest Income
Service charges on deposits	166	156	315	291
Securities gains (losses)	(1)	-	-	(1)
Gains from sales of loans and
mortgage servicing income	112	32	286	60
Other income	148	64	255	137
Total non-interest income	425	252	856	487

Non-Interest Expenses
Salaries and employee benefits	1,082	760	2,150	1,405
Occupancy	206	176	439	359
Data processing costs	207	154	406	302
Stationery and supplies	74	41	129	86
Advertising	56	47	89	77
Franchise tax	115	58	186	118
Other costs	632	359	1,107	857
Total non-interest expenses	2,372	1,595	4,506	3,204

Income Before Income Taxes	1,159	674	1,636	1,331
Income tax expense	294	167	384	294
Net Income	$865	$507	$1,252	$1,037

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Per Share Data
	2001	2000	2001	2000
Net Income Per Share
Basic	$0.24	$0.22	$0.40	$0.45
Diluted	$0.22	$0.21	$0.37	$0.43
Dividends Per Share	$0.11	$0.11	$0.22	$0.22
Average Common Shares
Outstanding
Basic	3,600,654	2,239,550	3,162,330	2,262,650
Diluted	3,853,436	2,356,130	3,371,011	2,380,446

Consolidated Balance Sheets	June 30,
(dollars in thousands)	2001	2000
Assets
Cash and due from banks	$ 8,012	$ 4,929
Interest-bearing deposits in banks	675	49
Federal funds sold	6,061	2,951
Investment securities	64,894	55,260

Loans	299,901	176,965
Allowance for loan losses	2,745	1,763
Net loans	297,156	175,202

Bank premises and equipment	4,990	4,263
Other assets	7,322	6,730

Total assets	$389,110	$249,384

Liabilities and shareholders' equity
Deposits
Noninterest-bearing	$ 15,162	$ 14,887
Interest-bearing	286,972	183,004
Total deposits	302,134	197,891
Borrowings	47,283	32,528
Other liabilities	6,536	1,591
Total liabilities	355,953	232,010

Shareholders' equity	33,157	17,374
Total liabilities and
shareholders' equity	$389,110	$249,384

Consolidated Average Balance Sheets

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2001	2000	2001	2000
Assets
Cash and due from banks	$7,425	$4,387	$6,463	$4,540
Interest-bearing deposits	567	82	512	87
Federal funds sold	11,348	2,074	9,768	1,583
Investment securities	60,256	50,130	57,567	50,906

Loans	303,715	174,809	263,597	172,030
Allowance for loan losses	2,751	1,734	2,444	1,696
Net loans	300,964	173,075	261,153	170,334

Bank premises and equipment	4,878	4,302	4,888	4,258
Other assets	6,866	5,521	6,507	5,379

Total assets	$392,304	$239,571	$346,858	$237,087

Liabilities and shareholders' equity
Deposits
Non-interest bearing	$15,224	$14,437	$15,213	$14,207
Interest bearing	285,608	180,851	252,640	180,834
Total deposits	300,832	195,288	267,853	195,041
Borrowings	52,231	26,827	45,920	24,108
Other liabilities	4,952	291	3,571	288
Total liabilities	358,015	222,406	317,344	219,437

Shareholders' equity	34,289	17,165	29,514	17,650

Total liabilities and
shareholders' equity	$392,304	$239,571	$346,858	$237,087

United Bancshares, Inc. is the parent company of The Union Bank Company, The Bank of Leipsic Company, and The Citizens Bank of Delphos.